Exhibit 10.5

                      Compensation for Aaron P. Hollander

     On August 3, 2005, the Compensation Committee (the "Compensation Committee") of the Board of Directors of First Aviation Services, Inc. (the "Company") approved an employment arrangement with Aaron P. Hollander, Chairman of the Board of Directors of the Company ("Chairman"), pursuant to which Mr. Hollander will receive compensation for certain duties to be performed as Chairman. Effective as of June 1, 2005, Mr. Hollander will receive an annual base salary of $150,000, as well as standard benefits provided to all employees of the Company. Mr. Hollander may receive a bonus and/or additional benefits at the discretion of the Compensation Committee. Mr. Hollander's employment as Chairman may be terminated at-will.

     In consideration of the compensation granted to Mr. Hollander in connection with his duties as Chairman, Mr. Hollander, effective as of June 1, 2005, will no longer be entitled to receive any fees or additional compensation with respect to his duties as a member of the Board of Directors of the Company.